                                                                   EXHIBIT 10.17

                   SEPARATION AGREEMENT AND RELEASE OF CLAIMS

                  This Separation Agreement and Release of Claims ("Agreement") is between Richard C. Broderson ("Broderson") and Norcal Waste Systems, Inc., including related entities (all of which are hereafter referred to as "Norcal"), effective for all purposes as of March 15, 1996 (the "Effective Date").

                  The term "Norcal" for purposes of this document includes the entities on the attached Exhibit B, as well as members of their Boards of Directors, managers, officers and employees.

                  This Agreement is entered into because the parties desire an amicable separation of Broderson's employment relationship with Norcal, as well as a complete and final resolution of all claims which have or could be raised by Broderson or Norcal as of the Effective Date. The terms of the Agreement are as follows:

         1. As of January 19, 1996, Broderson resigned from his position as an officer of Norcal and a member of the Pension Investment and Administration Committee. As of the Effective Date, Broderson resigns all other positions and his employment with Norcal.

         2. Broderson shall receive severance compensation for fifteen (15) months, commencing March 16, 1996, payable every two weeks according to Norcal's normal payroll schedule in the gross amount of $7,307.69 per pay period. This compensation will be subject to all appropriate deductions for FICA, SDI, and income tax withholding. Said severance compensation will be paid by Norcal to Broderson regardless of whether or not Broderson secures other employment during said 15-month period. These payments are


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subject to the condition that Broderson continues to comply with all the terms of this Agreement, including but not limited to his obligations under Paragraphs 6, 7, 8 and 17.

         3. Norcal will provide Broderson with COBRA conversion forms for all insurance benefits properly converted under COBRA. Norcal will pay the cost of maintaining Broderson's COBRA benefits for a total of up to fifteen (15) months provided that Broderson remains eligible for coverage under COBRA.

         4. Norcal will cause to be transferred to Broderson legal and registered ownership of the company vehicle which was assigned to him as an employee of Norcal--1994 Buick LeSabre, Vehicle Identification Number 1G4HP52L6RM501455. The parties agree that the fair market value of the vehicle is $16,350.00. Norcal shall be responsible for any and all tax, registration, or similar fees which may be associated with such transfer.

         5. Norcal shall pay for the following:

         (a) Outplacement services to be provided to Broderson by de Recat & Associates, Inc. The services to be provided shall not exceed $22,800.00 in cost. Payment will be made by Norcal directly to that provider upon sufficient billing.

         (b) Actual membership dues for Broderson through 1997 for (i) the San Francisco Treasurers Club (not to exceed $500 for 1977); and (ii) the Financial Executives Institute (not to exceed $700 for 1997).

         6. During the course of his employment Broderson has had access to and has learned through oral and written communications, various matters including confidential information and trade secrets relating to Norcal's business,


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including but not limited to business plans, financial information, attorney-client information, and operating information. Broderson agrees that he will not disclose to any third person any such information or trade secrets, except as required by law and except as such may be a matter of public record and is related to Broderson's efforts to gain employment. If disclosure is required by law (e.g., by subpoena), Broderson will give written notice of the requirement to Norcal within five (5) business days of receiving such notice, or within such shorter time that is sufficiently in advance of disclosure to permit Norcal to evaluate and protect its rights. Broderson agrees to cooperate with Norcal in any effort by Norcal to quash, limit or seek a protective order with respect to a requirement of disclosure. Such cooperation may include availability for meetings, execution of declarations, and similar assistance.

         7. Broderson represents and warrants that all of Norcal's files, records, documents (including drafts) and equipment, whether prepared or used by Broderson or others, are and shall remain exclusively the property of Norcal. Within ten (10) days following execution of this Agreement Broderson will return to Norcal all such property in his possession, including all copies thereof other than copies of Securities and Exchange Commission filings, which Broderson may retain. Broderson will identify and notify Norcal of any such retained copies of Securities and Exchange Commission filings.

         8. (a) Broderson agrees that he will submit to Norcal any proposed dissemination by him of materials or information relating in any way to Norcal, or to Norcal's employees, officers,


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directors, agents or affiliates (including the Norcal Employee Stock Ownership
Plan) (collectively the "Norcal Associates"), if such dissemination or information is derogatory, negative or has the potential of being harmful to Norcal or any Norcal Associate. This provision includes but is not limited to communications regarding Norcal or any Norcal Associate with any governmental entities or agents of such entities, any political campaigns or their agents, or other organizations or agents concerned with waste collection or disposal, recycling or related issues. Broderson will not disseminate any such information without prior written consent from Norcal's President or Board of Directors.

                  (b) Broderson agrees that he will not assist or participate, directly or indirectly, in the prosecution of any litigation or other judicial or adminstrative proceedings against Norcal or any Norcal Associate, concerning any matter involving Broderson's employment by Norcal or knowledge of Norcal's business obtained by Broderson during such employment, except as required by law.

                  (c) Broderson and Norcal agree that, in addition to any other remedies available for breach of this Agreement, in the event of any violation of Paragraph 8 herein, Broderson shall indemnify and hold harmless any and all of the persons designated in Paragraph 12(b) against any costs, expense (including attorneys' fees), judgment, settlement and/or other liability or loss reasonably incurred by or imposed upon such person in connection with any action or proceeding described in Paragraph 8(b).

         9. Michael Sangiacomo, in his capacity as President of


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Norcal, or in his absence the Chief Operating Officer of Norcal, will respond promptly to requests for references from prospective employers of Broderson. All reference requests will be channeled to Mr. Sangiacomo, and he and the Chief Operating Officer will be the only individuals responding to such requests. Broderson will notify Sangiacomo promptly of the identity of any person to whom he has given Sangiacomo's name as a reference. Sangiacomo, or in his absence the Chief Operating Officer, (a) will verify Broderson's title and employment with Norcal, express confidence in Broderson's ability as the Chief Financial Officer of the company, and confirm the high standards adhered to by Broderson and Broderson's considerable technical abilities, (b) will confirm Broderson's decision to resign from Norcal to pursue other career opportunities, and (c) shall make no derogatory or negative statement about Broderson.

         10. Broderson represents and warrants that he has not filed and will not file any type of claim (including an administrative claim) against Norcal or any Norcal Associate as of the date that Broderson executes this Agreement.

         11. Nothing in this Agreement shall be construed in any way as an admission by Broderson or Norcal that either of them has acted wrongfully with respect to the other or with respect to any other person, and each party specifically disclaims any liability to, or wrongful acts against, the other or any other person, on the part of themselves or their affiliates, directors, officers, employees or agents.

         12. General Release and Waiver of Claims By Broderson

                  (a) Broderson Gives Up Any And All Claims Against


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Norcal. For value received, the adequacy and sufficiency of which is hereby acknowledged, Broderson, on behalf of himself, his heirs and successors in interest, fully releases and discharges Norcal and anyone connected with it from any and all claims, lawsuits, charges and liabilities of every kind which may exist against Norcal or anyone connected with it, as of the Effective Date.

         (b) Release Benefits Anyone Connected with Norcal. This general release and waiver is intended to benefit Norcal and anyone connected with it, such as its officers, directors, employees, agents (including attorneys), subsidiaries, affiliated companies and successors in interest.

         (c) Release Includes Employment-Related and Non-Employment Related Claims. This general release and waiver is intended to cover any and all claims which Broderson may have, including any employment-related claims such as racial discrimination, sex discrimination, disability discrimination, age discrimination claims, including claims under the Age Discrimination in Employment Act, and any claims in tort or contract related to Broderson's employment, to any written employment agreement, or to any acts or omissions of Norcal or anyone connected with it.

         (d) Release Includes Claims, Whether Known or Unknown, Existing Prior to Signing of Agreement. This general release and waiver extends to all claims which existed before the execution of this Agreement, and Broderson expressly waives all rights under Section 1542 of the California Civil Code. That Section reads as follows:


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                           "1542. A general release does not extend to claims
                           which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known to him must have materially affected his settlement with the debtor."

         13. Notwithstanding the above, the parties expressly agree that the general release and waiver described in Paragraph 12 does not extend to the legal obligations created by this Agreement; nor does it extend to any right of indemnity to which Broderson may be entitled under Section 2802 of the California Labor Code, or in connection with any third-party litigation which has been filed or which may be filed against him in the future.

         14. General Release and Waiver of Claims by Norcal

                  (a) Norcal Gives Up Any and All Claims Against Broderson. For value received, the adequacy and sufficiency of which is hereby acknowledged, Norcal, on behalf of itself and its successors in interest, fully releases and discharges Broderson from any and all claims, lawsuits, charges and liabilities of every kind which may exist against Broderson, as of the Effective Date.

                  (b) Release Includes Employment-Related and Non-Employment Related Claims. This general release and waiver is intended to cover any and all claims which Norcal may have, including any employment-related claims and any claims in tort or contract related to Broderson's employment, to any written employment agreement, or to any acts or omissions of Broderson.

                  (c) Release Includes Claims, Whether Known Or Unknown, Existing Prior To Siyning of Agreement. This general release and


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waiver extends to all claims which existed before the execution of this
Agreement, and Norcal expressly waives all rights under Section 1542 of the California Civil Code, which reads as hereinabove set forth in Paragraph 12(d) above.

         15. Notwithstanding the above, the parties expressly agree that the general release and waiver described in Paragraph 14 does not extend to the legal obligations created by this Agreement; nor does it extend to any right of indemnity to which Norcal may be entitled under Section 2865 of the California Labor Code, or in connection with any third-party litigation which has been filed or which may be filed against it in the future.

         16. (a) Norcal shall indemnify Broderson for loss or expense incurred as a result of conduct by Broderson which was in the course and scope of his employment with Norcal, including but not limited to reasonable attorneys fees and costs incurred in connection with the defense of any action arising out of such conduct by Broderson (an "Action"). However, Norcal shall have the right to select counsel to defend Broderson in connection with an Action, and shall be entitled to select the same counsel for Broderson as may also be defending Norcal with respect to such Action. However, the parties acknowledge that if a conflict of interest precludes the same counsel from representing Broderson and Norcal, then Norcal will provide a list of at least three counsel qualified to represent defendants in such matters, from whom Broderson will select counsel acceptable to him. If no counsel is acceptable, Norcal will provide at least two additional names of counsel so qualified. Broderson will not unreasonably withhold his approval of counsel in any event.

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                  (b) In addition to the indemnity rights given in Paragraph
16(a), Broderson shall also be eligible for consideration for indemnity pursuant to Norcal's By-Laws governing indemnification of agents. A copy of Article III, Sections 1 and 2, governing such indemnification, is attached hereto as Exhibit
A. For purposes of determining Broderson's eligibility pursuant to the By-Laws of Norcal with respect to indemnification of agents (Article III, Sections 1 and 2-- attached hereto as Exhibit "A"), Broderson shall be evaluated as though he were currently an employee of Norcal at the time of the request for indemnity.

                  (c) For a period of six (6) years after the Effective Date, Norcal will use its best efforts to provide, to the same extent that any other former officer is provided such coverage, insurance coverage for Broderson as a named insured and named fiduciary under Norcal's Director and Officer liability and fiduciary liability insurance policies.

         17. Broderson agrees to cooperate, to the fullest extent consistent with obligations imposed by law, in the defense of any matter for which he is being defended, indemnified, or otherwise protected pursuant to Paragraphs 13 or 16, or any other indemnity or defense which may be extended to him by Norcal at any time in the future. This duty of cooperation includes but is not limited to
(a) the duty to keep confidential all "private information," as described below (unless such matter is required to be disclosed by law), (2) the duty to make available to Norcal or its designees time reasonably needed to assist in the preparation for and defense of the matter, (3) the duty to make available to


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Norcal or its designees any documents in his care, custody or control which pertain in any way to the defense of the matter, (4) the duty, upon request of Norcal, to consent to any settlement which does not involve the payment of money or transfer of property of value by Broderson, or admission of wrongdoing or liability or other derogation by or of Broderson, and (5) compliance with all other requests for cooperation by Norcal which are reasonably related to the defense of the matter. For purposes of this paragraph, "private information" includes all information relating to any matter for which Broderson is being defended, indemnified or protected, except for information which has been disclosed by Norcal, or which is otherwise publicly available. The obligations of Norcal under this Agreement are specifically contingent upon Broderson's fulfillment of his obligations under this Paragraph 17.

         18. This Agreement sets forth the entire agreement between the parties and supersedes any and all prior agreements or understandings, written or oral, between the parties pertaining to the subject matter of this Agreement. None of the parties' hereto, nor their counsel, have made any statement or representation to the other regarding any fact relied upon by that party in making this Agreement, and no party has relied upon any statement or representation in executing this Agreement other than the terms and provisions set forth in this Agreement. This Agreement may be modified or amended only by and to the extent of a written agreement beween Broderson and the President of Norcal Waste Systems, Inc.

         19. Norcal shall pay Broderson's attorney, Richard L. Ocheltree, reasonable attorney's fees, not to exceed the sum of $5,000.00, incurred on behalf of Broderson for review, negotiation


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and modification of this Agreement; payment will be made by Norcal directly to
Ocheltree upon sufficient billing. Broderson acknowledges that he has been advised to and has had the opportunity to discuss all aspects of this Agreement with his attorney and he has carefully read and fully understands all of its provisions. Broderson further acknowledges that he has been given twenty-one
(21) days in which to consider this Agreement.

         20. Broderson has seven (7) days after signing this Agreement in which to revoke the Agreement. Notice of revocation must be given in accordance with Paragraph 23, below. The Agreement does not become effective in any event until the expiration of the 7-day revocation period. After the expiration of the revocation period, the Agreement is final.

         21. Neither party has assigned any claim relating to the other party to any third party.

         22. If any part of this Agreement shall be determined to be illegal, invalid or unenforceable, the remaining parts of the Agreement will not be affected thereby and any such illegal, invalid or unenforceable part shall not be deemed to be a part of this Agreement.

         23. All notices and other communications hereunder shall be communicated to all parties in writing and shall be hand-delivered or sent by facsimile to the following respective addresses:

                           TO Norcal Waste Systems:

                           Norcal Waste Systems, Inc.
                           c/o Elizabeth Salveson
                           Howard, Rice, Nemerovski, Canady, Falk & Rabkin Three Embarcadero Center, 7th Floor
                           San Francisco, CA 94111
                           Telephone: 415/434-1600
                           Facsimile: 415/399-3041


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                           TO Richard Broderson:

                           Richard C. Broderson
                           5237 Golden Gate Ave.
                           Oakland, CA 94618
                           Telephone:  510/547-0630

                  24. Any dispute relating to this Agreement must be submitted to binding arbitration in San Francisco, California pursuant to the Commercial Rules of the American Arbitration Association. Either party is entitled to seek injunctive relief in a judicial forum to prevent a material breach of the Agreement which could lead to immediate harm to that party.

                  25. Each of the parties agrees to execute any and all documents necessary to effectuate the intent and purposes of this Agreement.

                  26. This Agreement may be executed in counterparts.

Date:     5-31-96                           NORCAL WASTE SYSTEMS, INC.
      ------------------


                                            By: /s/ Michael J. Sangiacomo
                                               ---------------------------------


Date:     6-5-96                            /s/ Richard C. Broderson
     -------------------                    ------------------------------------
                                                 RICHARD C. BRODERSON

Approved as to form:

HOWARD, RICE, NEMEROVSKI, CANADY,
      TALK & RABKIN, a Professional
      Corporation

By: /s/ Elizabeth S. Salveson
   ---------------------------------
        Elizabeth S. Salveson

Attorneys for Norcal Waste Systems, Inc.

/s/ Richard L. Ocheltree
- ---------------------------------
      Richard L. Ocheltree

Attorney for Richard Broderson

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
                                  ARTICLE III.

                                 Indemnification

Section A.           Indemnification.

                  This Corporation may, to the maximum extent and in the manner permitted by the California General Corporation Law, indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was an agent of this Corporation and the Corporation may advance the expenses reasonably incurred by such agent in defending such proceeding upon receipt of the undertaking specified in
Section 317(f) of the California Corporations Code. For the purposes of this
Article III, the terms "agent," "proceeding" and "expenses" used in this Article III shall have the same meanings as such terms in said Section 317. To the extent that an agent of the Corporation has been successful on the merits in defense of any proceeding or in defense of any claim, issue or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith. Except as provided in the prior sentence, any indemnification under this Section 1 shall be made only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct in said Section 317 by:

                           1. A majority vote of a quorum consisting of
directors who are not parties to such proceeding;

                           2. If such a quorum of directors is not obtainable,
by independent legal counsel in a written opinion;

                           3. Approval or ratification by the affirmative vote
of a majority of the shares of this Corporation represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) or by the written consent of holders of a majority of the outstanding shares entitled to vote; for such purpose, the shares owned by the person to be indemnified shall not be entitled to vote thereon; or

                           4. The court in which such proceeding is or was
pending, upon application made by this Corporation, or the agent or the attorney or other person rendering services in connection with the defense, whether or not such application by the agent, attorney or other person is opposed by this Corporation.



                                   EXHIBIT A

Section B.           Other Rights:  Continuation of Right to Indemnification.

                  The indemnification provided by this Article shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any law (common or statutory), agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding office, and shall continue as to a person who has ceased to be an agent and shall inure to the benefit of the estate, heirs, executors and administrators of such person. Nothing contained in this Section 2 shall affect any right to indemnification to which persons other than such agents may be entitled by contract or otherwise. All rights to indemnification under this Article shall be deemed to be a contract between the Corporation and each agent of the Corporation who serves or served in such capacity at any time while this Article is in effect. Any repeal or modification of this Article or any repeal or modification of relevant provisions of the California General Corporation Law or any other applicable laws shall not in any way diminish any rights to indemnification of such agent or the obligations of the Corporation arising hereunder.

                 RELATED ENTITIES OF NORCAL WASTE SYSTEMS, INC.

         -        Almaden Disposal & Recycling
         -        Alta Environmental Services, Inc.
         -        Alta Equipment Leasing Co., Inc.
         -        American Canyon Development Co.
         -        Auburn Placer Disposal Service
         -        B&J Drop Box
         -        Bay Scene Investments, Inc.
         -        Biosystems Management, Inc.
         -        Biosystems Management International
         -        Buonaterra, Inc.
         -        City Garbage Company of Eureka
         -        Consolidated Debris Box Services, Inc.
         -        Consolidated Environmental Industries, Inc.
         -        DeAnza Disposal & Recycling
         -        Del Norte Disposal, Inc.
         -        Del Norte Recovery, Inc.
         -        Dixon Sanitary Service
         -        Envirocal, Inc.
         -        Envirocom Data Services, Inc.
         -        Excel Environmental, Inc.
         -        Foothill Disposal Co., Inc.
         -        Golden Gate Debris Box Service
         -        Golden Gate Disposal & Recycling Company
         -        Hilltop Retail Plaza
         -        Integrated Environmental Systems, Inc.
         -        Los Altos Garbage Company
         -        Macor, Inc.
         -        Mason Land Reclamation Company, Inc.
         -        Norcal Engineering & Construction Services
         -        Norcal Recycling Buy Back Centers
         -        Norcal/San Bernardino, Inc.
         -        Norcal/San Diego, Inc.
         -        Norcal Waste Services of Sacramento, Inc.
         -        Norcal Waste Solutions, Inc.
         -        Nortech Waste, Inc.
         -        OMIRP, Inc.
         -        Orogate, Inc.
         -        Oroville Solid Waste Disposal, Inc.
         -        San Bruno Garbage Co., Inc.
         -        Sanitary Fill Company
         -        South Valley Disposal & Recycling, Inc.
         -        South Valley Refuse Disposal, Inc.


                                   EXHIBIT B

         -        Southern Humboldt Disposal Service, Inc.
         -        Stevens Creek Disposal & Recycling
         -        Sunco Investments, Inc.
         -        Sunset Properties, Inc.
         -        Sunset Scavenger Company
         -        Tri-County Development Co.
         -        Vacaville Fill
         -        Vacaville Sanitary Service
         -        Vallejo Garbage Service, Inc.
         -        West Coast Recycling Co.
         -        Western Placer Recovery Company
         -        Yuba Sutter Disposal, Inc.
         -        Zanker Road Resource Management Co.
         -        Zuniba Development Co.



                                   EXHIBIT B